Exhibit 99


                                                           FOR IMMEDIATE RELEASE

        INTERPUBLIC GROUP REPORTS STRONG RESULTS FOR SECOND QUARTER 2000

                    --Net Income Up 15% to $171.9 Million --
                       -- EPS of $.56, Increases by 14% --
             -- Worldwide Revenue Up 15%, with 13% Organic Growth --
                    --Operating Margin Increases to 20.7% --
   --Revenue from Specialized Marketing and Communications Services Increases
                          to 47%of Worldwide Revenue --

[All discussions exclude the impact of restructuring and other merger related costs taken in the first six months of 2000. The restructuring and its financial impact are discussed in a separate section of this release.
Additionally, all prior data has been restated to reflect the aggregate effect of NFO Worldwide, Inc. and several other acquisitions accounted for as poolings of interests .]

New York, July 26, 2000 (NYSE:IPG) -- Philip H. Geier, Jr., Chairman of the Board and Chief Executive Officer, reported that The Interpublic Group of Companies, Inc. had net income for the second quarter of 2000 of $171.9 million, an increase of 15% over the net income for the second quarter of 1999 of $150.0 million.

On a diluted basis, earnings per share for the second quarter of 2000 were $0.56, versus $0.49 in the second quarter of 1999, an increase of 14%.

Worldwide revenue for the second quarter of 2000 was $1.4 billion, an increase of $187 million or 15% over the same period in 1999. Revenue from domestic operations increased 20%, and revenue from international operations increased 10% compared to the second quarter of 1999. Revenue from international operations would have increased 16% excluding the effect of the strengthening of the U.S. dollar. Exclusive of acquisitions, worldwide revenue on a constant dollar basis increased 13% for the second quarter of 2000.

Income from operations for the second quarter of 2000 was $294 million, or 17% over the same period in 1999. Amortization of goodwill was $21.8 million for the second quarter of 2000 compared to $16.8 million for the second quarter of 1999. Exclusive of acquisitions, foreign exchange fluctuations and amortization of goodwill, income from operations increased 17% for the second quarter of 2000 compared to the second quarter of 1999.

Mr. Geier noted that the Company's financial condition continues to be excellent. The Company's operating margin has increased to 20.7% of revenue, compared to 20.4% for the second quarter of 1999. Strong revenue growth from new business and continued cost containment efforts have resulted in this margin improvement.

Net income for the first six months of 2000 was $230 million, an increase of 16% over the net income for 1999. On a diluted basis, earnings per share was $0.75 in 2000 versus $0.66 in 1999, an increase of 14%.

Worldwide revenue for the first six months of 2000 was $2.6 billion, an increase of 16% from the first six months of 1999. Revenue from domestic operations increased 23%, and revenue from international operations increased 9.0%. Revenue from international operations would have increased 14% excluding the effect of the strengthening of the U.S. dollar. Exclusive of acquisitions, worldwide revenue, on a constant dollar basis, increased 13% for the first six months of 2000.

Income from operations for the first six months of 2000 was $405 million, or 18% over the same period in 1999. Amortization of goodwill was $43 million for the first six months of 2000 compared to $31 million for the first six months of 1999. Exclusive of acquisitions, foreign exchange fluctuations and amortization of goodwill, income from operations increased 18% for the first six months of 2000 compared to the first six months of 1999.


* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                  Restructuring and Other Merger Related Costs
                  --------------------------------------------

For the second quarter, the Company recognized a total of $52.8 million in pre-tax restructuring and other merger related costs ($35.0 million after tax), principally related to Lowe Lintas & Partners and the non-recurring NFO transaction costs. As previously disclosed, the Company completed its acquisition of NFO Worldwide Inc. on April 20, 2000.

Substantially all of the restructuring activities related to Lowe Lintas & Partners Worldwide have been completed except for some real estate and other actions which principally relate to Germany and which were taken after June 30, 2000. The Company recognized $38.4 million of pre-tax restructuring costs in the second quarter of 2000. The Company expects the total pre-tax costs to complete the restructuring of Lowe Lintas to be well within the range originally forecasted.

Restructuring and other merger related costs in the second quarter of 2000 included non-recurring transaction costs (principally professional fees) related to the recently completed merger with NFO.


* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


Interpublic's agency systems gained net new business in the second quarter of 2000 of approximately $900 million compared with the second quarter of 1999 net new business gains of $526 million, an increase of 71%. For the first six months of 2000, net new business gains were approximately $1,602 million compared with $1,127 million for the first six months of 1999, an increase of 42%.

For the second quarter of 2000, revenue from specialized marketing and communications services comprised 47% of total worldwide revenue, compared to 44% in the second quarter of 1999. For the first six months of 2000, revenue from specialized marketing and communication services comprised 47% of total worldwide revenue, compared to 44% for the first six months of 1999, and is expected to exceed 50% of total revenue for the last six months of 2000.

During the second quarter of 2000, in addition to NFO, the Company completed the acquisition of substantial assets of the Communications Division of Caribiner International, Inc. and several other smaller deals. With these recent acquisitions, the Company now ranks in the top two among its peers in each of its core disciplines and number one in the majority of these: advertising, media buying, market research, relationship (direct) marketing, sales promotion, public relations, sports and event marketing, healthcare marketing and e-business consulting and communications.

The Interpublic Group of Companies, Inc. is one of the largest organizations of advertising agencies and marketing service companies. Its companies include McCann-Erickson WorldGroup, The Lowe Group, DraftWorldwide, Initiative Media Worldwide, Octagon, Zentropy Partners, NFO Worldwide, The Allied Communications Group and other related companies.

The shares of The  Interpublic  Group of  Companies,  Inc. are listed on the New
York    Stock    Exchange    (IPG).    For    further     information     visit:
http://www.Interpublic.com


                                     # # # #

Contact:                 Sean F. Orr             Thomas J. Volpe
                         212/399-8093            212/399-8056




                          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                                         CONSOLIDATED SUMMARY OF EARNINGS
                                 SECOND QUARTER REPORT 2000 AND 1999 (UNAUDITED)
                                   (Amounts in Thousands Except Per Share Data)

                                        Three Months Ended June 30
                               ------------------------------------------    Post-Restr.    Pre-Restr.
                                 2000 Post-       2000 Pre-                  %Favorable     %Favorable
                               Restructuring   Restructuring       1999    (Unfavorable)  (Unfavorable)
                               -------------   -------------       ----    -------------  -------------
Revenue
  United States                  $  749,792     $  749,792     $  624,080       20.1           20.1
  International                  $  668,400     $  668,400     $  607,033       10.1           10.1
                                 ----------     ----------     ----------
Total Revenue                    $1,418,192     $1,418,192     $1,231,113       15.2           15.2

Operating Costs                  $1,124,685     $1,124,685     $  979,470      (14.8)         (14.8)
Restructuring and other Merger
  Related Costs                  $   52,775     $        -     $        -        N/A            N/A
                                 ----------     ----------     ----------
Income from Operations           $  240,732     $  293,507     $  251,643       (4.3)          16.6

Interest Expense                 $  (22,039)    $  (22,039)    $  (20,559)      (7.2)          (7.2)
Other Income, Net                $   29,105     $   29,105     $   29,115          -              -
Income Before Provision
  for Income Taxes               $   247,798    $  300,573     $  260,199       (4.8)          15.5

Provision for Income Taxes       $  105,065     $  122,801     $  103,989       (1.0)         (18.1)
Net Equity Interests (a)         $   (5,894)    $   (5,894)    $   (6,203)       5.0            5.0
                                 ----------     ----------     ----------
Net Income                       $  136,839     $  171,878     $  150,007       (8.8)          14.6

Per Share Data:
  Basic E.P.S.                   $     0.46     $     0.58     $     0.51       (9.8)          13.7
  Diluted E.P.S. (b)             $     0.45     $     0.56     $     0.49       (8.2)          14.3
  Dividend per share
    - Interpublic                $     0.095    $     0.095    $     0.085      11.8           11.8

Weighted Average Shares:
  Basic                             294,438        294,438        292,201
  Diluted                           317,236        317,236        311,456



                                        Six Months Ended June 30
                               ------------------------------------------    Post-Restr.    Pre-Restr.
                                 2000 Post-       2000 Pre-                  %Favorable     %Favorable
                               Restructuring   Restructuring      1999     (Unfavorable)  (Unfavorable)
                               -------------   -------------      ----     -------------  -------------
Revenue
  United States                  $1,421,750     $1,421,750     $1,157,860       22.8           22.8
  International                  $1,194,653     $1,194,653     $1,095,687        9.0            9.0
                                 ----------     ----------     ----------
Total Revenue                    $2,616,403     $2,616,403     $2,253,547       16.1           16.1

Operating Costs                  $2,211,432     $2,211,432     $1,910,497      (15.8)         (15.8)
Restructuring and other Merger
  Related Costs                  $   88,826     $        -     $        -        N/A            N/A
                                 ----------     ----------     ----------
Income from Operations           $  316,145     $  404,971     $  343,050       (7.8)          18.1

Interest Expense                 $  (42,416)    $  (42,416)    $  (38,012)     (11.6)         (11.6)
Other Income, Net                $   45,901     $   45,901     $   41,837        9.7            9.7
                                 ----------     ----------     ----------
Income Before Provision
  for Income Taxes               $  319,630     $  408,456     $  346,875       (7.9)          17.8

Provision for Income Taxes       $  135,947     $  169,002     $  139,567        2.6          (21.1)
Net Equity Interests (a)         $   (9,551)    $   (9,551)    $   (8,589)     (11.2)         (11.2)
                                 ----------     ----------     ----------
Net Income                       $  174,132     $  229,903     $  198,719      (12.4)          15.7

Per Share Data:
  Basic E.P.S.                   $     0.59     $     0.78     $     0.68      (13.2)          14.7
  Diluted E.P.S. (c)             $     0.57     $     0.75     $     0.66      (13.6)          13.6
  Dividend per share
   -Interpublic                  $     0.095    $     0.095    $     0.085      11.8           11.8

Weighted Average Shares:
  Basic                             294,168        294,168        291,366
  Diluted                           304,390        311,083        308,903

(a)  Net equity  interests is the net of equity in income of  unconsolidated  affiliates less income attributable to minority interests of consolidated subsidiaries.

(b)  2000 and 1999 include the addback of restricted  stock dividends and the assumed  conversion of the 1.80% and 1.87% Convertible Subordinated Notes.

(c)  2000   Post-Restructuring   includes  the  addback  of   restricted   stock   dividends.   2000
     Pre-Restructuring  and 1999 include the addback of restricted  stock  dividends and the assumed conversion of the 1.80% Convertible Subordinated Notes.

All prior data has been restated to reflect the aggregate effect of NFO Worldwide,  Inc. and several other acquisitions accounted for as poolings of interests.
